Exhibit 10.6

SUBSCRIPTION AGREEMENT

This subscription agreement (this “Subscription Agreement”), dated March 23, 2023, is by and between Invesco Realty, Inc., a Delaware corporation (the “ Subscriber”) and Invesco Commercial Real Estate Finance Trust, Inc., a Maryland corporation (the “Company”). The Subscriber and the Company are collectively referred to herein as “Parties” and each as a “Party.”

RECITALS

WHEREAS, the Company has authorized the issuance of 2,000,000,000 shares of common stock, including 500,000,000 shares of each of (i) Class D common stock, par value $0.01 per share (“Class D Shares”); (ii) Class I common stock, par value $0.01 per share (“Class I Shares”); (iii) Class S common stock, par value $0.01 per share (“Class S Shares”); and (iv) Class E common stock, par value $0.01 per share (“Class E Shares”; collectively with the Class D Shares, Class I Shares, and Class S Shares, the “Shares”);

WHEREAS, the Company intends to offer the Shares pursuant to the Private Placement Memorandum (as amended, supplemented or otherwise modified from time to time, the “Memorandum”); and

WHEREAS, the Subscriber is willing to commit to purchase shares, and the Company is willing to issue and sell shares to the Subscriber on the terms set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that the Parties, intending to be legally bound, hereby agree as set forth herein.

1.	The Subscriber represents, warrants and agrees as follows:

1.1

(a) Initial Purchase. The Subscriber hereby subscribes for and agrees to purchase an aggregate of $150,000,000 (the “Commitment Amount”) of Class D Shares, Class I Shares, Class S, and Class E Shares (the “Initial Shares”), at a purchase price per Initial Share to be determined as of the date of the closing of such purchase or purchases as set forth in this Subscription Agreement. The Subscriber shall purchase the Initial Shares in one or more closings on or prior to the Final Closing Date (as defined below). The purchase price per Initial Share will equal the most recently determined “Share Transaction Price” (as defined in the Memorandum) per Initial Share as of the date of each closing of the Subscriber’s purchase of such Initial Share; provided, however, that if the Company has not yet determined a transaction price as of such closing date, the purchase price per Initial Share will be $25.00 and thereafter any Shares issued to the Subscriber will be effected at then current Share Transaction Price (as defined in the Memorandum) per Share.

(b) Capital Contributions. The Subscriber hereby agrees to make capital contributions in cash to the Company from time to time in the amounts specified by the Company and communicated to the Subscriber as the amount required for each contribution (each such communication, a “Capital Call,” and each contribution a “Closing”). The relative amounts required in each Capital Call will be with respect to the Commitment Amount set forth in Section 1.1(a) above.

(c) Capital Calls. The Company shall make Capital Calls at its discretion upon five (5) business days advance notice (or such shorter time as the Company may determine in its sole discretion). The Company may call up to $90,000,000 in one or more Closings on or before April 1, 2023 (the “Initial Closing Date”) and the remainder of the Subscriber’s Commitment Amount in one or more Closings on or prior to the date that is five (5) years following the effective date of this Subscription Agreement (the “ Final Closing Date”). The Company may adjust the timing of such capital calls at any time in its sole discretion (including, without limitation, at the direction of a lender in accordance with the terms of a Subscription Facility (as defined below)).

(d) Subsequent Purchases. Notwithstanding anything herein to the contrary, until the Final Closing Date, if the Company elects in its sole discretion to repurchase all or any portion of the Shares from Subscriber pursuant to Section 2.5 hereof, the Subscriber shall, upon the Company’s request following any such repurchase pursuant to Section 2.5 hereof, be required to purchase an amount of additional Class D Shares, Class I Shares, Class S Shares, and Class E Shares (“Additional Shares”), including pursuant to a Capital Call issued by the Company to the Subscriber for such purpose, such that the aggregate purchase price of (i) the outstanding Initial Shares held by Subscriber (if any) and (ii) such Additional Shares is equal to $150,000,000. The purchase price per Additional Share will equal the most recently determined Share Transaction Price per Additional Share as of the date of the Closing of Subscriber’s purchase; provided, however, that the Company has not yet determined a transaction price as of such closing date, the purchase price per Additional Share will be an amount such that the aggregate purchase price of all Additional Shares held by the Company following such repurchase does not exceed the Commitment Amount.

1.2 The Subscriber has carefully read this Subscription Agreement and, to the extent it believes necessary, has discussed with its counsel the representations, warranties and agreements that it makes by signing this Subscription Agreement and the limitations that apply to its resale of the Shares. All representations and warranties made by the Subscriber shall be made as of the date hereof and as of the date of any purchase of Shares by the Subscriber pursuant hereto.

1.3 The Subscriber acknowledges that, prior to executing this Subscription Agreement, it has had the opportunity to ask questions of and receive answers or obtain additional information from a representative of the Company concerning the financial and other affairs of the Company and the terms and conditions of the offering of the Shares to which this Subscription Agreement relates, and, to the extent it believes necessary in light of its knowledge of the Company’s affairs, the Subscriber has asked these questions and received satisfactory answers.

1.4 The Subscriber acknowledges that the Company will not register the issuance of the Shares under the Securities Act, or any state securities laws (the “State Acts”) in reliance upon exemptions from registration contained in the Securities Act and the State Acts, and that the Company relies upon these exemptions, in part, because of the Subscriber’s representations, warranties and agreements contained in this Subscription Agreement.

1.5 The Subscriber is an “accredited investor” within the meaning of Rule 501(a) of pursuant to Regulation D promulgated under the Securities Act (“Regulation D”).

1.6 To the extent the Subscriber is a “covered person” within the meaning of Rule 506(d) of Regulation D, the Subscriber certifies that it has not been subject to or experienced any “Disqualifying Event” described in Annex A to this Subscription Agreement. The Subscriber agrees to notify the Company immediately if it becomes subject to or experiences a Disqualifying Event or receives notice of any action or state of affairs that could reasonably be expected to result in becoming subject to or experiencing a Disqualifying Event in the future.

1.7 The Subscriber is purchasing the Shares for its own account, with the intention of holding the Shares for investment and with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of the Shares; the Subscriber will not make any sale, transfer or other disposition of the Shares without registration under the Securities Act and the State Acts unless an exemption from registration is available under the Securities Act and the State Acts.

1.8 The Subscriber is familiar with the business in which the Company is or will be engaged, and based upon its knowledge and experience in financial and business matters, it is familiar with the investments of the type that it is undertaking to purchase in this Subscription Agreement; it is fully aware of the problems and risks involved in making an investment of this type; and it is capable of evaluating the merits and risks of this investment.

1.9 The investment that the Subscriber is undertaking in this Subscription Agreement corresponds with the nature and size of its present investments and net worth, and the Subscriber can financially bear the economic risk of this investment, including the ability to afford holding the Shares for an indefinite period or to afford a complete loss of this investment.

1.10 The Subscriber agrees that it will not vote any of the Shares of the Company that it owns regarding (i) the removal of Invesco Advisers, Inc. (the “Adviser”) or any of its affiliates from the position as adviser of the Company or (ii) any transaction between the Subscriber or the Adviser or any of their affiliates and the Company.

1.11 The principal office of the Subscriber is 2001 Ross Avenue, Suite 3400, Dallas, Texas 75201.

2.	The Subscriber acknowledges and agrees as follows:

2.1 In the event that the Company registers the Shares under the Securities Act, if the conditions that would permit the Subscriber to resell the Shares under Rule 144 under the Securities Act (“ Rule 144”) should be satisfied, the Subscriber may resell the Shares in reliance upon the provisions of Rule 144 only in limited amounts and in accordance with the other terms and conditions of Rule 144; and in connection with any resale of the Shares by the Subscriber that Rule 144 does not permit, the Subscriber must comply with some other applicable registration exemption.

2.2 The Company has no obligation to register the Shares or to comply with the conditions of Rule 144 or to take any other action necessary in order to make available any exemption for the resale of the Shares without registration.

2.3 The Company will not issue physical certificates for the Shares. Instead, the Shares will be recorded on the books and records of the Company or the Company’s transfer agent.

2.4 The Subscriber may not submit the Shares for repurchase pursuant to Company’s Share Repurchase Program (as set forth in the Memorandum) until the earlier of: (i) the fifth anniversary of the date on which such Shares were issued, and (ii) the date that the Company’s aggregate net asset value is at least $1.5 billion; and further the Subscriber acknowledges that any such repurchase request may be accepted only after all requests from unaffiliated stockholders of the Company first have been fulfilled.

2.5 The Subscriber and the Company hereby acknowledge and agree that the Company may, in its sole discretion, at any time and from time to time, elect to repurchase all or any portion of the outstanding Shares from Subscriber. The price paid by the Company for any

Shares repurchased by the Company pursuant to this Section 2.5 shall be equal to the most recently determined Share Transaction Price (as defined in the Memorandum) per Share as of the date of the closing of such repurchase; provided, however, that if the Company has not yet determined a transaction price as of such closing date, the purchase price per Additional Share will be an amount such that the aggregate purchase price of all Additional Shares held by the Company following such repurchase does not exceed the Commitment Amount.

2.6 Notwithstanding anything herein to the contrary, the Subscriber agrees that it will hold at least $200,000 in Shares for so long as the Adviser or its affiliate acts in an advisory capacity to the Company.

2.7 Subscription Facility.

a. The Company and certain of its affiliates, and the Adviser on behalf of the Company and/or certain of its affiliates, shall be authorized to incur indebtedness and/or enter into financing arrangements (in each case, including as a guarantor in respect thereof) under such terms and for any purpose permitted under this Subscription Agreement and/or the Company’s Articles of Amendment and Restatement (the “Articles”) (or equivalent document of any affiliate of the Company) as it may elect, including, but not limited to, on a joint and several basis with parallel funds, alternative investment vehicles and other affiliates of the Company. In connection therewith, the Company, certain of its affiliates and the Adviser shall be authorized to pledge, charge, mortgage, assign, transfer and grant security interests to or in favor of a lender in (i) $150,000,000 minus the aggregate purchase price paid by the Subscriber with respect to the Shares purchased by the Subscriber as of the date of such pledge (the “Unused Capital Commitment”), (ii) the rights of the Company and the Adviser under this Subscription Agreement, the Articles, and/or that certain Advisory Agreement dated as of March 23, 2023 (the “Advisory Agreement”), among the Company, the Adviser and Invesco Commercial Real Estate Finance Trust Investments, LP, a Delaware limited partnership (the “Operating Partnership”), including to deliver Purchase Notices (as defined below), to receive payment by the Subscriber of the purchase price for the Shares and the Subscriber’s Unused Capital Commitment, and to enforce all remedies against any subscriber (including the Subscriber) that fails to fund its respective Unused Capital Commitment, (iii) this Subscription Agreement and the obligations of the Subscriber hereunder (including to purchase the Shares at the purchase price as and when required under this Subscription Agreement, the Articles, the Advisory Agreement and/or pursuant to one or more Purchase Notices), (iv) any account into which the Company and/or the Adviser may direct payment by the Subscriber of the purchase price for the Shares and/or its Unused Capital Commitment, in each case pursuant to a written notice from the Company to the Subscriber of each closing regarding the purchase of an amount of Shares at such closing (each, a “Purchase Notice”) or otherwise, and (v) any related collateral and proceeds thereof (any such financing arrangement or indebtedness, a “Subscription Facility”).

b. The Subscriber understands, acknowledges and agrees, in connection with any such Subscription Facility and for the benefit of any lender thereunder, as follows: (i) to the extent publicly available, the Company and/or Adviser may from time to time request the delivery, within one hundred twenty (120) days after the end of the Subscriber’s fiscal year, of a copy of the Subscriber’s annual report, if available, or the Subscriber’s balance sheet as of the end of such fiscal year and the related statements of operations for such fiscal year, prepared or reviewed by independent public accountants in connection with the Subscriber’s annual reporting requirements; (ii) that the Company and/or Adviser may from time to time request, and the Subscriber shall deliver, a certificate confirming the remaining amount of the Subscriber’s Unused Capital Commitment; (iii) that the Subscriber has not and will not pledge, collaterally assign, encumber or otherwise grant a security interest in the Shares or its interest in the Company; (iv) that the Subscriber’s obligation to fund its Unused Capital Commitment in accordance with the terms of this Subscription Agreement and/or the Articles is without defense, counterclaim or offset of any kind; and (v) to make such other representations and deliver such documents as the Company, the Adviser and the lender may reasonably request. The Subscriber agrees to comply with such requests. The Subscriber further agrees to deliver, upon the request of the Company, the Adviser or a lender, (1) an investor letter acknowledging its $150,000,000 capital commitment (“Capital Commitment”), Unused Capital Commitment, ownership of the Shares and ownership interest in the Company and the other facts and circumstances described in Section 2.7(c) hereof and (2) an opinion of counsel to the effect that this Subscription Agreement, the Subscriber’s Capital Commitment and all obligations of the Subscriber related thereto and set forth herein and in the Articles are valid and binding.

The Subscriber further understands, acknowledges and agrees that any such lender under a Subscription Facility is relying on each subscriber’s (including the Subscriber’s) Unused Capital Commitment as its primary source of repayment and may issue future Purchase Notices and may exercise all remedies of the Company and/or the Adviser with respect thereto as part of such lender’s remedies under the Subscription Facility.

c. To induce any such lender to enter into a Subscription Facility with the Company and/or certain of its affiliates, the Subscriber hereby: (i) acknowledges that the Company has informed the Subscriber that the Company and/or the Adviser may (x) pledge to a lender the right to issue Purchase Notices and receive all of the Subscriber’s Unused Capital Commitment under this Subscription Agreement to secure all obligations made under the Subscription Facility (collectively, the “Obligations”) and, in connection therewith, grant to such lender the right to issue Purchase Notices when an event of default under such Subscription Facility exists, which the Subscriber shall fund, consistent with the terms hereof and its obligations hereunder and under the Articles and (y) pledge to a lender its interest in this Subscription Agreement to secure the Obligations; (ii) confirms that to the Subscriber’s knowledge, as of the date the Subscriber is admitted to the Company, there is no default, or circumstance which currently does, or with the passage of time or notice would, constitute a default under this Subscription Agreement or the Articles, or constitute a defense to, or right of offset against, the Subscriber’s obligation to fund its Capital Commitment; (iii) acknowledges that any claims that a subscriber (including the Subscriber) may have against the Company and/or the Adviser under this Subscription Agreement, the Articles and/or the Amended and Restated Limited Partnership Agreement of the Operating Partnership, among the Company, as a limited partner, Invesco Commercial Real Estate Finance Trust Investments GP, LLC, a Delaware limited liability company, as general partner, and the other limited partners party thereto from time to time (in each case as may be amended, restated, modified or supplemented from time to time) shall be subordinate to all payments due to the lender under the Subscription Facility; (iv) acknowledges that the Company has informed the Subscriber that for so long as the Subscription Facility is in place, the Adviser and the Company may agree with the lender not to amend, modify, supplement, cancel, terminate, reduce (other than with respect to the funded portion of the Subscriber’s Capital Commitment) or suspend any of the Subscriber’s obligations under this Subscription Agreement or the Articles without the lender’s prior written consent, and that any excuse right with respect to any payment in respect of a Purchase Notice shall not be applicable with respect to any Purchase Notice the purpose of which is to repay amounts due under the Subscription Facility; (v) acknowledges that the Company and/or the Adviser may, pursuant to its authority under this Subscription Agreement, the Articles and/or the Advisory Agreement, instruct the Subscriber to make all future payments to the Company under this Subscription Agreement and the Articles by wire transfer to such account of the Company as the Company and/or the Adviser may specify and in which the lender may maintain a security interest; (vi) confirms that the making and performance of this Subscription Agreement constitute private and commercial acts rather than governmental or public acts, and that neither the Subscriber nor any of its properties or revenues has any right of immunity from suit, court jurisdiction, execution of a judgment or from any other legal process with respect to its obligations under this Subscription Agreement or the Articles; (vii) to the extent that the

Subscriber may hereafter be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced to claim any such immunity, and to the extent that in any such jurisdiction there may be attributed to the Subscriber such an immunity (whether or not claimed), the Subscriber hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by applicable law; (viii) acknowledges that in the event and to the extent the Subscriber is entitled to request the redemption of its ownership interest in the Company or otherwise withdraw from the Company, prior to the effectiveness of such redemption or withdrawal, the Subscriber shall be obligated to fund such payments in respect of Purchase Notices or otherwise as may be required under the terms of the Subscription Facility as a result of such withdrawal; (ix) acknowledges that the lender under the Subscription Facility has certain consent rights with respect to the transfer of the Subscriber’s ownership interest in the Company, and any such transfer will be subject to (A) the satisfaction of such consent rights, including, if required pursuant to the terms of the Subscription Facility, funding payments in respect of Purchase Notices required to reduce the outstanding amounts under the Subscription Facility resulting from such transfer and (B) any and all other transfer restrictions set forth in this Subscription Agreement and/or the Articles; and (x) acknowledges that the lender under the Subscription Facility is extending credit to the Company and/or certain of its affiliates in reliance on the agreements and acknowledgments of the Subscriber set forth in this Section 2.7 and the Subscriber’s funding of its Unused Capital Commitment in respect of Purchase Notices as such lender’s primary source of repayment. For the avoidance of doubt, all payments in respect of Purchase Notices made by the Subscriber in accordance with this Subscription Agreement for the benefit of the Company’s and/or certain of its affiliates’ Subscription Facility lenders shall constitute payments made in respect of Purchase Notices by the Subscriber for purposes of this Subscription Agreement and the Articles.

d. The Subscriber understands, acknowledges and agrees that, in the event of a failure by any subscriber (including the Subscriber) to pay for any Shares when required under this Subscription Agreement or the Articles or pursuant to a Purchase Notice, the Company, the Adviser and each lender under a Subscription Facility is entitled to pursue any and all remedies available to it under this Subscription Agreement and/or the Articles.

e. Notwithstanding anything herein or in the Articles to the contrary, each lender under a Subscription Facility shall be an express and intended third-party beneficiary of this Subscription Agreement.

3.	The parties hereto acknowledge and agree as follows:

3.1 This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to the conflict of laws provisions therein.

3.2 This Subscription Agreement contains the entire agreement between the Parties with respect to the subject matter thereof and supersedes and replaces any prior written or oral agreements among the Parties in their entirety. The provisions of this Subscription Agreement may not be modified or waived except in a writing signed by both Parties.

3.3 The headings of this Subscription Agreement are for convenience of reference only, and they shall not limit or otherwise effect the interpretation of any term or provision hereof.

3.4 This Subscription Agreement and the rights, powers and duties set forth herein shall, except as set forth herein, bind and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto. The parties hereto may not assign any of their respective rights or interests in and under this Subscription Agreement without the prior written consent of the other party, and any attempted assignment without such consent shall be void and without effect.

3.5 If any part of this Subscription Agreement is held by a court of competent jurisdiction to be unenforceable, illegal or invalid, the balance of this Subscription Agreement shall remain in effect and unaffected by such unenforceability, illegality or invalidity.

[Signatures on following page]

IN WITNESS WHEREOF, the Subscriber has executed this Subscription Agreement as of the day and year first above written.

INVESCO REALTY, INC.

By:	/s/ Beth A. Zayicek
Name: Beth A. Zayicek
Title: Vice President

ACCEPTED, as of the 23rd day of March 2023, by

INVESCO COMMERCIAL REAL ESTATE
FINANCE TRUST, INC.

By:	/s/ Beth A. Zayicek
Name: Beth A. Zayicek
Title: Chief Operating Officer

ANNEX A

Disqualifying Events

Any of the following constitute a “Disqualifying Event” under Rule 506(d) of Regulation D:

1.

Criminal convictions within the last 10 years (or five years, in the case of issuers, their predecessors and affiliated issuers) (a) in connection with the purchase or sale of any security; (b) involving the making of any false filing with the U.S. Securities and Exchange Commission (the “SEC”); or (c) arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, or paid solicitor of purchasers of securities.

2.

Court orders, judgments, or decrees entered within the past five years that restrain or enjoin the Subscriber from engaging in any conduct or practice: (a) in connection with the purchase or sale of any security; (b) involving the making of a false filing with the SEC; or (c) arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, or paid solicitor of purchasers of securities.

3.

Final orders of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that either:

3.1

bar the Subscriber from (1) associating with an entity regulated by such commission, authority, agency, or officer; (2) engaging in the business of securities, insurance, or banking; or (3) engaging in savings association or credit union activities; or

3.2	constitute a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within the past 10 years.

4.

SEC disciplinary orders that (a) suspend or revoke the Subscriber’s registration as a broker, dealer, municipal securities dealer, or investment adviser; (b) limit the activities, functions, or operations of the Subscriber; or (c) bar the Subscriber from being associated with any entity or participating in the offering of any penny stock.

5.

SEC cease-and-desist orders entered within the past five years that relate to the violation or future violation of (a) any anti-fraud provision of the federal securities laws or any rule or regulation thereunder that requires a particular intention, state of mind, or scienter; or (b) the requirement to register offerings of securities with the SEC under Section 5 of the Securities Act.

6.

Suspension of, or expulsion from, membership in a securities self-regulatory organization (“SRO”) or from association with a member of a securities SRO (such as a U.S. registered national securities exchange or national securities association) for any act or omission constituting conduct inconsistent with just and equitable principles of trade.

7.

SEC refusal or stop orders within the past five years applicable to a registration statement under the Securities Act (and orders suspending a Regulation A exemption for an offering statement) filed by the Subscriber (as a registrant or issuer) or in which the Subscriber was an underwriter, as well as pending investigations or proceedings to determine whether any such order should be issued.

8.

U.S. Postal Service (“USPS”) false representation orders or any temporary restraining orders or preliminary injunctions within the past five years concerning conduct alleged by the USPS to constitute a scheme for obtaining money or property through the mail by false representations.